CANADIAN ENVIRONMENTAL & METALLURGICAL INC.
6927 Antrim Ave
Burnaby, British Columbia, Canada  V5J 4M5

CONSENT OF INDEPENDENT LABORATORY

We hereby consent to the inclusion or incorporation by reference by Searchlight Minerals Corp. in the Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the United States Securities and Exchange Commission (the “10-K”), and the Registration Statements on Form S-8 (Nos. 333-106624 and 333-85984) and Form S-3 (Nos. 333-163502 and 333-132929), of our findings reported to Searchlight Minerals Corp. relating to the synthetic precipitation leach procedure on material from the Clarkdale Slag Project (the “Report”).  We concur with the discussion and summary of our Report as it appears in the 10-K and consent to our being named as an expert therein and in such Registration Statements.

CANADIAN ENVIRONMENTAL & METALLURGICAL INC.

By:	/s/ R. J. Vos
Per: R. J. Vos

Dated: March 11, 2010